Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZOGENIX, INC.

Zogenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. The Corporation, which was originally known as SJ2 Therapeutics, Inc., originally filed its Certificate of Incorporation on May 11, 2006.

2. That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

THEREFORE, BE IT RESOLVED, that the Certificate is hereby amended by striking the second paragraph of Article IV thereof and by substituting in lieu of said paragraph the following:

“The number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Five Million (205,000,000). The number of shares of Preferred Stock which this Corporation is authorized to issue is One Hundred Seventy Two Million Seven Hundred Fifty Thousand (172,750,000), of which Sixty Nine Million (69,000,000) shares shall be designated Series A-1 Preferred Stock, Ten Million (10,000,000) shares shall be designated Series A-2 Preferred Stock and Ninety Three Million Seven Hundred Fifty Thousand (93,750,000) shares shall be designated Series B Preferred Stock.”

3. That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the DGCL.

4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Zogenix, Inc. has caused this Certificate of Amendment to be signed by Roger L. Hawley, its Chief Executive Officer, this 1st day of July, 2010.

Zogenix, Inc.,
a Delaware corporation

By:	/s/ Roger L. Hawley
Name:	Roger L. Hawley
Title:	Chief Executive Officer